Exhibit 10.36(c)

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amendment to Second Amended and Restated Credit Agreement (as the same may from time to time be amended, restated, modified or otherwise supplemented, this “Third Amendment”) is dated this 28th day of February, 2011 by and among Green Plains Grain Company LLC, a Delaware limited liability company (“IA Borrower”), Green Plains Grain Company TN LLC, a Delaware limited liability company (“TN Borrower”, together with IA Borrower and their successors and assigns, each a “Borrower” and collectively, the “Borrowers”), and First National Bank of Omaha, a national banking association (together with its successors and assigns, the “Lender”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Credit Agreement (as defined below).

RECITALS

WHEREAS, Borrowers and Lender entered into that certain Second Amended and Restated Credit Agreement dated April 19, 2010, First Amendment to Second Amended and Restated Credit Agreement dated June 18, 2010 and Second Amendment to Second Amended and Restated Credit Agreement dated November 18, 2010 (as the same may from time to time be amended, restated, modified or otherwise supplemented, the “Credit Agreement”), pursuant to which Lender agreed to make loans to Borrowers; and

WHEREAS, Borrowers and Lender desire to amend and modify certain terms and conditions of the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.     Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “EBITDAR” in its entirety and substituting the following definition in its place:

“EBITDAR” means, with respect to any date, for the most recently ended four fiscal quarters of Borrowers, the sum of Borrowers’: (a) Net Income for such period; plus (b) any amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense, (ii) provisions for federal, state, local and foreign income taxes, (iii) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-recurring non-cash charges (excluding any such non-cash charge to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), (iv) rent and lease expense and (v) unrealized losses on mark-to-market accounting for hedging activities; minus (c) any amount which, in the determination of Net Income for such period, has been added for (i) interest income, (ii) any non-cash income or non-cash gains, (iii) any extraordinary, unusual or non-recurring income and (iv) unrealized gains on mark-to-market accounting for hedging activities; all as determined in accordance with GAAP. Solely for purposes of determining compliance with the financial covenant set forth in Section 5.9(e) hereof, EBITDAR shall take into account the TN Acquisitions by including a pro forma addition of one million three hundred seventeen thousand dollars ($1,317,000) for each of the fiscal quarters of Borrowers ended on September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010, to the extent applicable. For the avoidance of doubt, September 30,

2010 shall be the first fiscal quarter of Borrowers incorporating actual EBITDAR attributable to the TN Acquisitions for purposes of compliance with Section 5.9(e) hereof. Solely for purposes of determining compliance with the financial covenants set forth in Sections 5.9(c) and (e) hereof, EBITDAR shall include, with respect to any date on or before December 31, 2011, for the most recently ended four fiscal quarters of Borrowers, any equity capital contributed to Borrowers during such period. For the avoidance of doubt, (a) on and after January 1, 2012, equity capital contributions shall no longer be included in EBITDAR for purposes of determining compliance with the financial covenants set forth in Sections 5.9(c) and (e) hereof and (b) equity capital contributions shall never be included in EBITDAR for purposes of determining compliance with the financial covenant set forth in Section 5.9(f) hereof.

2.     Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in alphabetical order:

“Parent Sub Debt – Tranche 1” means unsecured and subordinated obligations owing to Parent not in excess of eight million four hundred thousand dollars ($8,400,000) in the aggregate at any one time outstanding, evidenced by that certain Loan Agreement dated November 18, 2010 between Borrowers and Parent and that certain Promissory Note dated November 18, 2010 by Borrowers to the order of Parent.

“Parent Sub Debt – Tranche 2” means unsecured and subordinated obligations owing to Parent not in excess of ten million dollars ($10,000,000) in the aggregate at any one time outstanding, evidenced by that certain Loan Agreement dated February 28, 2011 between Borrowers and Parent and that certain Promissory Note dated February 28, 2011 by Borrowers to the order of Parent.

“Parent Sub Debt – Tranche 3” means unsecured and subordinated obligations owing to Parent not in excess of seventy-five million dollars ($75,000,000) in the aggregate at any one time outstanding, evidenced by that certain Loan Agreement dated February 28, 2011 between Borrowers and Parent and that certain Promissory Note dated February 28, 2011 by Borrowers to the order of Parent.

3.     Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Working Capital” in its entirety and substituting the following definition in its place:

“Working Capital” means, with respect to any date, the sum of Borrowers’: (a) current assets; minus (b) current liabilities, all as determined in accordance with GAAP. Notwithstanding the foregoing, current liabilities shall (a) include the principal amount of any Revolving Credit Loans outstanding, current maturities under the Term Loan Facility and the principal amount of the Parent Sub Debt – Tranche 3 outstanding and (b) exclude the principal amount of the Parent Sub Debt – Tranche 1 and Parent Sub Debt – Tranche 2 outstanding, in each case, in connection with the computation of Working Capital.

4.     Section 5.9 of the Credit Agreement is hereby amended by adding the following paragraph (f):

(f)     Borrowers shall maintain EBITDAR equal to or more than: (i) negative six hundred thousand dollars (-$600,000), determined as of March 31, 2011, for the period from January 1, 2011 through March 31, 2011; and (ii) one million two hundred thousand dollars ($1,200,000), determined as of May 31, 2011, for the period from January 1, 2011 through May 31, 2011. Notwithstanding the definition of EBITDAR, which contemplates the measurement of EBITDAR on a rolling four quarter basis, solely for purposes of determining compliance with the financial covenant set forth in this Section 5.9(f), EBITDAR shall be measured over the periods set forth in this Section 5.9(f).

5.     Section 6.1 of the Credit Agreement is hereby amended by deleting Section 6.1 in its entirety and substituting the following Section 6.1 in its place:

6.1   Debt. Borrowers shall not create, incur, assume or suffer to exist, voluntarily or involuntarily, any Debt, except (a) the Obligations, (b) purchase money obligations, obligations under Capitalized Leases and obligations under operating leases for rolling stock and equipment in an aggregate amount not to exceed three million dollars ($3,000,000) outstanding at any one time, (c) the Parent Sub Debt – Tranche 1 and Parent Sub Debt – Tranche 2, (d) the Parent Sub Debt – Tranche 3 outstanding on or before August 1, 2011; provided, that the proceeds of the Parent Sub Debt – Tranche 3 shall only be used by Borrowers for financing of inventory, hedging transactions and other working capital matters and (e) unsecured and subordinated obligations owing to TN Sellers for the purchase price of the TN Acquisitions not in excess of three million three hundred thousand dollars ($3,300,000) in the aggregate at any one time outstanding. No payment of principal or interest shall be made by Borrowers with respect to the Parent Sub Debt – Tranche 1, Parent Sub Debt – Tranche 2 or Parent Sub Debt – Tranche 3 if an Unmatured Event of Default or Event of Default would occur as a result of such payment.

6.     The form of Compliance Certificate attached to the Credit Agreement as Exhibit E is hereby amended by deleting such form in its entirety and substituting the form attached hereto as Exhibit A in its place. In addition to its obligations under Section 5.1 of the Credit Agreement, Borrowers shall deliver to Lender, as soon as available, but in any event within thirty (30) days after the measurement dates set forth in Section 5.9(f) hereof, a Compliance Certificate.

7.     Lender hereby agrees to waive compliance with the following provisions of the Credit Agreement for the periods indicated: (a) Section 5.9(c) from October 1, 2010 through December 31, 2010; (b) Section 5.9(e) from October 1, 2010 through December 31, 2010; and (c) Section 6.1 through the date hereof, but only to the extent any such failure to comply with Section 6.1 on or before the date hereof would not result in a failure to comply with Section 6.1 after the date hereof (due to the amendment of Section 6.1 set forth herein).

8.     In connection with the execution of this Third Amendment, and as a condition precedent hereto, Borrowers shall execute and / or deliver to Lender the following on the date hereof:

(a)	A copy of documentation evidencing the Parent Sub Debt – Tranche 1, Parent Sub Debt – Tranche 2 and Parent Sub Debt – Tranche 3, together with a master subordination agreement related thereto, in form and substance reasonably satisfactory to Lender.

(b)	Such resolutions, certificates, written opinions of Borrowers’ independent counsel and other instruments, documents, agreements, information and reports as may be reasonably requested by Lender, in form and substance reasonably satisfactory to Lender.

(c)	A modification fee in the amount of fifty three thousand five hundred dollars ($53,500).

9.     Borrowers shall be responsible for paying all Expenses incurred by Lender in connection with this Third Amendment pursuant to Section 8.5 of the Credit Agreement.

10.     Borrowers hereby represent and warrant that no Event of Default or Unmatured Event of Default has occurred and continues to exist under the Credit Agreement and the other Loan Documents and that all representations and warranties in the Credit Agreement and the other Loan Documents are reaffirmed to be true and correct as of the date hereof, which representations and warranties shall survive execution of this Third Amendment.

11.     Borrowers have previously delivered to Lender all of the relevant organizational and governing documents and agreements of Borrowers and all such documents and agreements remain in full force and effect and have not been amended or modified since they were delivered to Lender.

12.     Except as specifically amended herein, the Credit Agreement shall remain in full force and effect as originally executed. Except for any specific waiver set forth in this Third Amendment, nothing herein shall be deemed to be a consent to a waiver or amendment of any covenant or agreement contained in the Credit Agreement or the other Loan Documents and all such other covenants and agreements contained in the Credit Agreement and the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect in accordance with their respective terms.

13.     This Third Amendment shall be binding on the successors and assigns of the parties hereto.

14.     This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the day and year first set forth above.

BORROWERS:

Green Plains Grain Company LLC

By:	/s/ Todd Becker
Name: Todd Becker
Title: President and Chief Executive
Officer

Green Plains Grain Company TN LLC

By:	/s/ Todd Becker
Name: Todd Becker
Title: President and Chief Executive
Officer

LENDER:

First National Bank of Omaha

By:	/s/ Kenneth Feaster
Name: Kenneth Feaster
Title: Vice President